Exhibit 99.1

Supplement to the Offer Document in respect of

Infinera’s offer to the shareholders of Transmode

Contents

Supplement to Offer Document	3
Supplement to “Summary”	4
Supplement to “Information about Infinera”	6
Supplement to “Information about Transmode”	14
Addresses	28

IMPORTANT INFORMATION

General

For certain definitions, please see page 3 of this Supplement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Offer Document. This Supplement has been prepared in Swedish and English. In the event of any discrepancy in content between the language versions, the Swedish version shall prevail.

The Offer, the Offer Document and this Supplement are governed by Swedish law. The Takeover Rules and the Swedish Securities Council’s rulings regarding interpretation and application of the Takeover Rules apply to the Offer. In accordance with the Takeover Act, Infinera has undertaken towards Nasdaq Stockholm to comply with the rules established by Nasdaq Stockholm for such offers and submit to the sanctions that Nasdaq Stockholm may decide upon in the event of violations of these rules. Infinera informed the SFSA about the commitment to Nasdaq Stockholm on April 9, 2015. Any dispute relating to, or arising in connection with the Offer, the Offer Document or this Supplement, shall be settled exclusively by Swedish Courts with the Stockholm District Court as the court of first instance.

The information in this Supplement is only provided in contemplation of the Offer and may not be used for any other purpose. There is no guarantee that the information provided in this Supplement is current as of any date other than the date of the publication of this Supplement or that there have not been any changes in Infinera’s or Transmode’s business since that date. If the information in this Supplement becomes subject to any material change, such material change will be made public in accordance with the provisions of the Trading Act, which governs the publication of supplements to the Offer Document.

Forward-looking statements

This Supplement contains certain forward-looking statements. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, these statements can be identified by the use of forward-looking terminology such as “expects,” “intends,” “target,” “projects,” “contemplates,” “plans,” “seeks,” “estimates,” “could,” “should,” “feels,” “believes,” “will,” “would,” “may,” “can,” “anticipates,” “potential” and similar expressions or the negative of these terms. Such forward-looking statements are subject to risks and uncertainties that may cause the actual results, performance or achievements of Infinera, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Important factors that could cause Infinera’s actual results to differ include, but are not limited to: the risk that Transmode shareholders fail to tender more than 90 percent of Transmode’s outstanding shares, that any of the other closing conditions are not satisfied, and that the transaction may not close; the risk that Transmode’s and Infinera’s businesses will not be integrated successfully; the risk that synergies will not be realized or realized to the extent anticipated; the risk that the Combined Company will not realize on its financing or operating strategies; the risk that litigation in respect of either company or the transaction could arise; and the risk that disruption caused by the combination of Infinera and Transmode if the Offer is completed would make it difficult to maintain certain strategic relationships. These risks and uncertainties also include those risks and uncertainties that are described in the section “Risk factors” in the Offer Document. Any or all of the forward-looking statements in this Supplement may turn out to be inaccurate and may be affected by inaccurate assumptions or by known or unknown risks and uncertainties. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Supplement may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements. Infinera assumes no obligation to update any such forward-looking statements, except as specifically required by law. Infinera cautions readers not to place considerable reliance on the forward-looking statements contained in this Supplement.

Important information for shareholders outside Sweden and for banks and other institutions holding nominee-registered shares for persons with residence outside Sweden

The Offer under the Offer Document is not being made to persons whose participation requires that any additional offer document or prospectus be prepared, or that any additional registration be effected or that any other measure be taken in addition to those required under Swedish and U.S. law and regulations.

The Offer Document, the acceptance forms, this Supplement and other documentation regarding the Offer will not be distributed and must not be sent, made available or otherwise distributed, directly or indirectly, in or into jurisdictions in such a way that would require any such additional measures to be taken or would contravene laws and regulations in such jurisdictions, including Australia, Hong Kong, Japan, Canada, New Zealand and South Africa, and does not constitute, or form part of, any offer to acquire, subscribe, sell or exchange or any solicitation of an offer to acquire, subscribe, sell or exchange any securities to any person in such jurisdictions, and there shall be no sale, issue or transfer of the securities referred to in the Offer Document in any jurisdiction in contravention of applicable laws or where such action would require any additional documents, filings or measures other than those pursuant to Swedish and U.S. law and regulations (“Restricted Jurisdictions”). The Offer is not being made, directly or indirectly, in or into any Restricted Jurisdiction, or by use of mail or any other national or international means or instrumentality (including, without limitation, telephone, facsimile transmission, electronic mail and the Internet) or by a device owned by a stock exchange or any other market place in any Restricted Jurisdiction and the Offer cannot be accepted by such means or instrumentality or by such device or from any Restricted Jurisdiction. Banks, brokers and other institutions holding nominee-registered shares on behalf of persons in any Restricted Jurisdiction may not forward the Offer Document or any documentation related to the Offer, or otherwise make the Offer available, to such persons. Any attempt to accept the Offer in violation of the abovementioned restrictions may be disregarded.

In connection with the Offer, Infinera has filed a prospectus and Registration Statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). Shareholders of Transmode should read the Offer Document and the Registration Statement carefully, as well as other documents filed with the SEC and the SFSA, because they contain important information about the transaction. Shareholders of Transmode may obtain free copies of these documents and materials, any amendments or supplements thereto and other documents containing important information about Infinera and the transaction, once such documents and materials are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents and materials filed with the SEC by Infinera will also be available free of charge from Infinera’s website (www.infinera.com) under the heading “SEC Filings” in the “Company–Investor Relations” portion of Infinera’s website.

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Supplement to Offer Document

This document (the “Supplement”) constitutes a supplement to the offer document prepared by Infinera Corporation (“Infinera”) in connection with Infinera’s public offer to the shareholders in Transmode AB (publ) (the “Offer” and “Transmode”, respectively), which offer document was approved and registered by the Swedish Financial Supervisory Authority (Finansinspektionen, the “SFSA”) on July 8, 2015 (SFSA reg. No. 15-8329) (the “Offer Document”).

The Supplement has been prepared pursuant to Chapter 2 a, section 11 (citing Chapter 2, section 34) of the Swedish Financial Instruments Trading Act (SFS 1991:980) by reason of (i) Transmode having made public on July 16, 2015 its interim report for the period January-June 2015, and (ii) Infinera having made public on July 22, 2015 its earnings release and announcement for the second quarter of fiscal 2015, ended June 27, 2015, and Infinera having provided a non-GAAP outlook for its third quarter ending September 26, 2015 during its conference call with analysts and investors to discuss its second quarter of fiscal 2015 financial results on July 22, 2015. Transmode’s interim report for the period January-June 2015 is included in this Supplement. Infinera’s earnings release and announcement for the second quarter of fiscal 2015 and its non-GAAP outlook for the quarter ending September 26, 2015 have been published on Infinera’s website, www.infinera.com.

The Supplement was approved and registered by the SFSA on July 29, 2015 (SFSA reg. No. 15-10668), and published by Infinera on the same date. The Supplement forms part of, and must be read together with, the Offer Document. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Offer Document. The Offer Document and this Supplement are available on Infinera’s transaction website (www.infinera.se), SEB’s webpage for prospectuses and offer documents (www.sebgroup.com/prospectuses) and the SFSA’s website (www.fi.se).

Shareholders in Transmode who prior to the publication of this Supplement have accepted the Offer have the right to withdraw their acceptances. To be valid, such withdrawal must have been received by SEB Issue Department (SEB Issue Department, R B6, SE-106 40 Stockholm) before the later of:

(i)	the end of August 5, 2015 (five working days from the publication of this Supplement); or

(ii)	Infinera having announced that the conditions for the completion of the Offer have been satisfied or, if such announcement has not been made during the acceptance period, by 17.00 (CET) on the last day of the acceptance period (August 7, 2015).

If conditions to the Offer, which Infinera have reserved the right to waive, remain during an extension of the Offer, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offer.

Shareholders in Transmode whose shares are nominee registered wishing to withdraw acceptance shall do so in accordance with instructions from the nominee.

For detailed terms and conditions as well as other information about the Offer, please refer to the Offer Document, which is available on the above-mentioned websites.

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Supplement to “Summary”

The information pertaining to Element B.7 in the section entitled “Summary” on pages 4-5 of the Offer Document is supplemented with the information below.

B.7	Selected historical financial information	Presented below are Infinera’s unaudited financial results in brief for the three and six month periods ended June 27, 2015 and June 28, 2014 and financial position in brief as of June 27, 2015 and December 27, 2014, prepared in accordance with U.S. GAAP and derived from Infinera’s earnings release and announcement for the second quarter of fiscal 2015 made public on July 22, 2015.

Consolidated statement of operations in summary

	Three months ended (Unaudited)		Six months ended (Unaudited)
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
	(USD, in thousands, except per share data)
Revenue	207,346	165,399	394,208	308,214
Cost of revenue	110,550	95,146	209,300	179,555
Gross profit	96,796	70,253	184,908	128,659
Operating expenses:	80,266	62,201	153,221	121,663
Income from operations	16,530	8,052	31,687	6,996

Total other income (expense), net	2,384	(2,655)	209	(5,725)

Income before income taxes	18,914	5,397	31,896	1,271
Provision for income taxes	1,008	617	1,624	865
Net income	17,906	4,780	30,272	406
Net income per common share:
Basic	0.14	0.04	0.23	0.00
Diluted	0.13	0.04	0.22	0.00

Consolidated balance sheet in summary

	June 27, 2015 (Unaudited)	December 27, 2014 (Unaudited)
	(USD, in thousands)
ASSETS
Total current assets	693,219	651,855

Total assets	863,540	818,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	152,614	174,331

Stockholders’ equity	539,790	481,907

Total liabilities and stockholders’ equity	863,540	818,016

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Consolidated cash flow statement in summary

	Six months ended (Unaudited)
	June 27, 2015	June 28, 2014
	(USD, in thousands)
Net cash provided by (used in) operating activities	74,870	(5,181)
Net cash provided by (used in) investing activities	24,733	(42,858)
Net cash provided by financing activities	11,927	6,782
Effect of exchange rate changes on cash	(7)	234
Net change in cash and cash equivalents	111,523	(41,023)
Cash and cash equivalents at beginning of period	86,495	124,330
Cash and cash equivalents at end of period	198,018	83,307

Key ratios

	Six months ended (Unaudited)
Key Ratios (%)	June 27, 2015	June 28, 2014
Gross margin	46.9%	41.7%
Operating margin	8.0%	2.3%

	June 27, 2015	December 27, 2014
	(Unaudited)	(Unaudited)
Equity/assets ratio	62.5%	58.9%
Debt/equity ratio	22.4%	24.3%

The information pertaining to Element B.9 in the section entitled “Summary” on page 6 of the Offer Document is replaced with the information below.

B.9	Profit forecast

Infinera provided the following non-GAAP outlook for its third quarter ending September 26, 2015 during its conference call with analysts and investors to discuss its second quarter of fiscal 2015 financial results on July 22, 2015:

		•	Revenue in the range of $210 million – $220 million.

		•	Gross margin in the range of 45% – 47%.

		•	Operating expenses in the range of $72 million – $74 million.

		•	Operating margin in the range of 11% – 13%.

		•	Based on estimated average weighted diluted shares outstanding of 142 million, earnings per share projected to be $0.17 per diluted share, plus or minus a couple of pennies.

Infinera’s guidance for the third quarter as described above is as of July 22, 2015 and based on information available to Infinera at that time. Infinera has not updated its guidance since July 22, 2015 and the inclusion of such guidance in this Supplement is not meant to be, and should not be read as, a reaffirmation of such guidance or a reflection of Infinera’s current forecast for the third quarter. Infinera’s actual results may differ materially due to risks and uncertainties. Infinera assumes no obligation to, and does not currently intend to, update its guidance.

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Supplement to “Information about Infinera”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

The information below is a summary of Infinera’s unaudited financial results for the three and six month periods ended June 27, 2015 and June 28, 2014 and financial position as of June 27, 2015 and December 27, 2014, prepared in accordance with U.S. GAAP and derived from Infinera’s earnings release and announcement for the second quarter of fiscal 2015 made public on July 22, 2015.

The tables on pages 87-91 of the Offer Document are supplemented with the information below.

Consolidated statements of operations

	Three months ended (Unaudited)		Six months ended (Unaudited)
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(USD, in thousands, except per share data)
Revenue:
Product	178,982	142,364	339,825	266,606
Services	28,364	23,035	54,383	41,608

Total revenue	207,346	165,399	394,208	308,214

Cost of revenue:
Cost of product	99,491	85,906	188,997	164,344
Cost of services	11,059	9,240	20,303	15,211

Total cost of revenue	110,550	95,146	209,300	179,555

Gross profit	96,796	70,253	184,908	128,659
Operating expenses:
Research and development	43,421	31,738	82,678	61,084
Sales and marketing	21,535	18,082	42,577	35,944
General and administrative	15,310	12,381	27,966	24,635

Total operating expenses	80,266	62,201	153,221	121,663

Income from operations	16,530	8,052	31,687	6,996
Other income (expense), net:
Interest income	551	337	965	673
Interest expense	(2,947)	(2,728)	(5,837)	(5,405)
Other gain (loss), net	4,780	(264)	5,081	(993)

Total other income (expense), net	2,384	(2,655)	209	(5,725)

Income before income taxes	18,914	5,397	31,896	1,271
Provision for income taxes	1,008	617	1,624	865
Net income	17,906	4,780	30,272	406
Net income per common share:
Basic	0.14	0.04	0.23	0.00
Diluted	0.13	0.04	0.22	0.00
Weighted average shares used in computing net income per common share:
Basic	130,349	123,128	129,094	122,240
Diluted	140,642	126,758	138,973	126,112

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Consolidated balance sheets

	June 27, 2015 (Unaudited)	December 27, 2014 (Unaudited)
	(USD, in thousands, except par values)
ASSETS
Current assets:
Cash and cash equivalents	198,018	86,495
Short-term investments	199,204	239,628
Accounts receivable, net	109,448	154,596
Inventory	157,181	146,500
Prepaid expenses and other current assets	29,368	24,636

Total current assets	693,219	651,855

Property, plant and equipment, net	86,981	81,566
Long-term investments	57,519	59,233
Cost-method investment	14,500	14,500
Long-term restricted cash	5,171	5,460
Other non-current assets	6,150	5,402

Total assets	863,540	818,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	38,807	61,533
Accrued expenses	30,114	26,441
Accrued compensation and related benefits	33,856	38,795
Accrued warranty	12,576	12,241
Deferred revenue	37,261	35,321

Total current liabilities	152,614	174,331

Long-term debt, net	121,059	116,894
Accrued warranty, non-current	15,863	14,799
Deferred revenue, non-current	13,035	10,758
Other long-term liabilities	21,179	19,327
Stockholders’ equity:
Preferred stock, $0.001 par value Authorized shares—25,000	—	—
Common stock, $0.001 par value Authorized shares—500,000	131	126
Additional paid-in capital	1,104,672	1,077,225
Accumulated other comprehensive loss	(4,459)	(4,618)
Accumulated deficit	(560,554)	(590,826)

Total stockholders’ equity	539,790	481,907

Total liabilities and stockholders’ equity	863,540	818,016

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Consolidated statements of cash flow

	Six months ended (Unaudited)
	June 27, 2015	June 28, 2014
	(USD, in thousands)
Cash Flows from Operating Activities:
Net income	30,272	406
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,850	12,813
Amortization of debt discount and issuance costs	4,524	4,092
Amortization of premium on investments	1,792	1,747
Unrealized gain from forward contract	(4,782)	—
Stock-based compensation expense	15,417	13,476
Other loss (gain)	2	(22)
Changes in assets and liabilities:
Accounts receivable	45,140	(20,043)
Inventory	(12,774)	(8,107)
Prepaid expenses and other assets	(1,080)	(3,389)
Accounts payable	(23,597)	(6,428)
Accrued liabilities and other expenses	1,491	(3,318)
Deferred revenue	4,216	(1,448)
Accrued warranty	1,399	5,040
Net cash provided by (used in) operating activities	74,870	(5,181)
Cash Flows from Investing Activities:
Purchase of available-for-sale investments	(112,940)	(158,496)
Proceeds from sale of available-for-sale investments	9,998	9,824
Proceeds from maturities and calls of investments	143,483	116,290
Purchase of property and equipment	(16,098)	(9,985)
Change in restricted cash	290	(491)
Net cash provided by (used in) investing activities	24,733	(42,858)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock	16,488	8,401
Minimum tax withholding paid on behalf of employees for net share settlement	(4,561)	(1,619)
Net cash provided by financing activities	11,927	6,782
Effect of exchange rate changes on cash	(7)	234
Net change in cash and cash equivalents	111,523	(41,023)
Cash and cash equivalents at beginning of period	86,945	124,330
Cash and cash equivalents at end of period	198,018	83,307
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	1,481	482
Cash paid for interest	1,313	1,313
Supplemental schedule of non-cash financing activities
Transfer of inventory to fixed assets	2,205	978

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Key ratios

	Six months ended (Unaudited)
Key Ratios (%)	June 27, 2015	June 28, 2014
Gross margin	46.9%	41.7%
Operating margin	8.0%	2.3%

	June 27, 2015	December 27, 2014
	(Unaudited)	(Unaudited)
Equity/assets ratio	62.5%	58.9%
Debt/equity ratio	22.4%	24.3%

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INFINERA THIRD QUARTER 2015 OUTLOOK SUMMARY

The Infinera Q2 2015 outlook summary on pages 103-104 of the Offer Document and the Auditor’s report on forecast on page 105 of the Offer Document are replaced with the Infinera Q3 2015 outlook summary and Auditor’s report on forecast below.

Infinera Q3 2015 outlook summary

Infinera provided the following non-GAAP outlook for its third quarter ending September 26, 2015 during its conference call with analysts and investors to discuss its second quarter of fiscal 2015 financial results on July 22, 2015:

•	Revenue in the range of $210 million – $220 million.

•	Gross margin in the range of 45% – 47%.

•	Operating expenses in the range of $72 million – $74 million.

•	Operating margin in the range of 11% – 13%.

•	Based on estimated average weighted diluted shares outstanding of 142 million, earnings per share projected to be $0.17 per diluted share, plus or minus a couple of pennies.

Infinera’s financial outlook does not include any potential impact of closure of the proposed business combination with Transmode.

These non-GAAP measures exclude non-cash stock-based compensation expenses, acquisition-related forward contracts gains or losses, acquisition-related costs and amortization of debt discount on Infinera’s Convertible Senior Notes. Infinera believes these adjustments are appropriate to enhance an overall understanding of its underlying financial performance and its prospects for the future, and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with U.S. GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

Infinera had good visibility of the product and customer mix that contributed to the preparation of the non-GAAP outlook for its third quarter ending September 26, 2015. Infinera performed a detailed review of the operating expenses required to support the business and execute on its product roadmap. These factors and management assumptions were key in developing the outlook above.

On a quarterly basis, Infinera develops a detailed forecast of the upcoming quarter based upon inputs from sales, operations and other functions of the organization. This forecast considers all elements of revenue, cost of sales and operating expenses.

Infinera’s revenue forecast was based on a bottom-up process that incorporated the most current view of backlog, bookings, planned shipments and deployment schedules. This data was consolidated into a quarterly view where the customer and product details were reviewed with the sales, marketing, operations, finance teams as well as members of the senior management. Product mix, customer opportunities and risks were all reviewed and discussed during this process.

Infinera’s cost of sales forecast was comprised of standard cost and other cost elements. Standard cost is updated on a quarterly basis to capture the latest view of component and overhead costs. These costs were applied to each product included in the revenue forecast to calculate the total standard cost for the quarter.

Other cost elements included manufacturing variances, standard revaluation, inventory reserves and warranty costs. Each of these items was forecasted in detail as part of Infinera’s quarterly forecast process. Specific drivers and model assumptions were updated consistently with our latest view of the sales, quality and manufacturing environment. Where it was appropriate, the models and drivers reviewed as part of the forecast process were consistent with the processes that were performed as part of the financial close process. Standard costs and other cost elements were reviewed with the responsible functional leaders and consolidated for review with the members of the senior management on a quarterly basis.

Infinera’s operating expense forecast was developed based on a bottom-up approach, by department on a quarterly basis. Personnel costs such as headcount, salaries, sales commissions, fringe benefits, taxes and travel were reviewed. Additionally, non-personnel related expenses such as consulting, indirect material, depreciation and facilities expense were also reviewed. The data was reviewed with the responsible functional leaders and consolidated for review with the members of senior management.

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The expenses are adjusted to remove the quarterly impacts of the estimated non-cash stock-based compensation expenses, amortization of debt discount on Infinera’s Convertible Senior Notes, and acquisition-related costs.

Additional items such as interest income or expense and tax provisions were also included in the quarterly forecast based on expected future expenses and presented to the members of senior management for review.

Infinera’s guidance for its third quarter as described above is as of July 22, 2015 and based on information available to Infinera at that time. Infinera has not updated its guidance since July 22, 2015 and the inclusion of such guidance in this Supplement is not meant to be, and should not be read as, a reaffirmation of such guidance or a reflection of Infinera’s current forecast for the third quarter. Infinera’s actual results may differ materially due to risks and uncertainties. These risks and uncertainties include the potential impact of the pendency of the proposed acquisition of Transmode on Infinera’s business and financial results; delays in the development and introduction of Infinera’s products and market acceptance of these products; the effect of changes in product pricing or mix, and/or increases in component costs could have on Infinera’s gross margin; Infinera’s reliance on single-source suppliers; aggressive business tactics by Infinera’s competitors; Infinera’s ability to protect Infinera’s intellectual property; claims by others that Infinera infringes their intellectual property; war, terrorism, public health issues, natural disasters, and other circumstances that could disrupt supply, delivery or demand of products; Infinera’s ability to respond to rapid technological changes; and other risks detailed in the Offer Document and in Infinera’s reports filed with or furnished to the SEC from time to time. These reports are available on Infinera’s website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update its guidance.

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Auditor’s report on forecast

To the Board of Directors of Infinera

We have examined how the Infinera Q3 2015 outlook summary set out on pages 10–11 in this Supplement to the Offer Document in respect of Infinera’s offer to the shareholders of Transmode has been prepared.

Responsibilities of the Board of Directors and the CEO

It is the Board of Directors’ and the CEO’s responsibility to prepare the forecast, together with the principal assumptions upon which it is based, in accordance with the requirements of the EU Prospectus Regulation (EC) No 809/2004.

Auditor’s responsibility

It is our responsibility to provide an opinion required by Annex 1, item 13.2, of the EU Prospectus Regulation (EC) No 809/2004. We are not required to, nor do we express an opinion on the possibility of achievement of results or the assumptions on which the forecast is based. We do not accept any responsibility for any financial information used in the compilation of the forecast beyond that responsibility we have for auditor’s reports regarding historical financial information issued in the past.

Work performed

We performed our work in accordance with FAR’s Recommendation RevR 5 Examination of Financial Information in Prospectuses. Our work has included an evaluation of the procedures undertaken by the Board of Directors and the CEO in compiling the forecast and the accounting principles when compiling the forecast compared to those principles adopted by Infinera.

We have planned and performed our work so as to obtain the information and explanations we considered necessary in order to obtain reasonable assurance that the forecast has been compiled based on the basis stated on pages 10–11.

Since the forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the forecast. Differences may prove to be material.

Opinion

In our opinion the forecast has been properly compiled on the basis stated on pages 10–11 and in accordance with the accounting principles applied by Infinera.

San Jose, California, USA

July 28, 2015

Ernst & Young LLP

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CAPITALIZATION AND FINANCIAL INDEBTEDNESS

The capitalization and financial indebtedness tables on page 106 of the Offer Document are replaced with the tables below.

Capitalization

Infinera’s capitalization as of June 27, 2015 is shown below.

USD M
Total current interest-bearing liabilities	—

Guaranteed	—
Secured	—
Unguaranteed/unsecured	—

Total non-current interest-bearing liabilities	121.1

Guaranteed	—
Secured	—
Unguaranteed/unsecured	121.1

Total shareholders’ equity	539.8

Common stock	0.1
Legal reserve	—
Other reserves	—
Additional paid-in capital	1,104.7
Accumulated other comprehensive loss	(4.5)
Accumulated deficit	(560.6)

Financial indebtedness

Infinera’s financial indebtedness as of June 27, 2015 is set forth below.

USD M
(A) Cash	66.3
(B) Cash equivalents	131.7
(C) Current financial investments	199.2
(D) Liquidity (A)+(B)+(C)	397.2

(E) Current financial receivables	109.4
(F) Current bank debt	—
(G) Current portion of non-current debt	—
(H) Other current financial debt	—
(I) Current financial debt (F)+(G)+(H)	—
(J) Net current indebtedness (I)-(E)-(D)	(506.6)

(K) Non-current bank loans	—
(L) Bonds issued	—
(M) Other non-current liabilities	121.1
(N) Non-current financial indebtedness (K)+(L)+(M)	121.1
(O) Net financial indebtedness (J)+(N)	(385.5)

“Significant changes since March 28, 2015” on page 107 of the Offer Document is supplemented with the information below.

In July 2015, Infinera entered into a series of foreign currency exchange option contracts to purchase SEK 1.3 billion ($153.8 million) and to sell SEK 650 million ($76.9 million) at an exchange rate of 8.4500, which achieves the economic equivalent of a “participating forward” in order to hedge the anticipated foreign currency cash outflows associated with the additional cash consideration related to the enhanced Offer to acquire the shares of Transmode. These option contracts are in addition to the existing forward contract with a notional amount of SEK 831 million ($95.3 million) at an exchange spot rate of 8.7402 (contractual exchange rate of 8.7210). As these contracts are not formally designated as hedges, the gain or loss will be recognized in the statement of operations.

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Supplement to “Information about Transmode”

The section “Information about Transmode” on pages 136-163 of the Offer Document is supplemented with the following section “Transmode Interim Report January-June 2015.”

TRANSMODE INTERIM REPORT JANUARY-JUNE 2015

transmode
Transmode AB (publ)
Interim Report, January-June 2015
April-June 2015
Sales were SEK 310.9 (250.0) m, an increase of 24.3%. or 12.9% adjusted for exchange rate fluctuations.
Operating profit was SEK 35.4 (21.9) m, corresponding to an operating margin of 11.3% (8.8). Adjusted operating profit, excluding transaction expenses related to Infinera’s public offer to Transmode’s shareholders, amounted to SEK 43.4 (21.9) m, corresponding to an adjusted operating margin of 13.9% (8.8).
Net profit was SEK 27.5 (19.1) m.
Basic and diluted earnings per share were SEK 0.99 (0.69).
Cash flow from operating activities was SEK 80.9 (78.5) m.
January-June 2015
Sales were SEK 600.2 (481.3) m, an increase of 24.7%. or 12.0% adjusted for exchange rate fluctuations.
Operating profit was SEK 82.5 (43.4) m, corresponding to an operating margin of 13.7% (9.0). Adjusted operating profit, excluding transaction expenses related to Infinera’s public offer to Transmode’s shareholders, amounted to SEK 90.5 (43.4) m, corresponding to an adjusted operating margin of 15.1% (9.0).
Net profit was SEK 65.3 (37.7) m.
Basic and diluted earnings per share were SEK 2.36 (1.36).
Cash flow from operating activities was SEK 124.0 (80.1) m.
Apr-Jun Jan-Mar Jan-Jun Jan-Jun
SEK m 2015 2014 Change % 2015 Change % 2015 2014
Sales by region:
EMEA 230.7 213.7 8.0 231.5 -0.4 462.2 406.4
Americas 71.3 31.0 129.7 47.4 50.6 118.7 60.8
APAC 8.9 5.3 67.2 10.4 -14.5 19.3 14.1
Total Sales 310.9 250.0 24.3 289.3 7.5 600.2 481.3
Operating profit 35.4 21.9 60.7 47.1 25.2 82.5 43.4
Operating margin (%) 11.3 8.8 16.3 13.7 9.0
Adjusted operating profit 43.4 21.9 97.3 47.1 -8.1 90.5 43.4
Adjusted operating margin (%) 13.9 8.8 16.3 15.1 9.0
Profit for the period 27.5 19.1 44.3 37.8 -27.4 65.3 37.7
Diluted and basic earnings per share (SEK) 0.99 0.69 44.3 1.36 -27.4 2.36 1.36
Cash flow from operating activities 80.9 78.5 43.1 124.0 80.1
TRANSMODE AB (PUBL) | CORPORATE ID NO. 556588-9101
P.O. BOX 42114, SE-126 14 STOCKHOLM, SWEDEN | +46 8 410 88 000 | WWW.TRANSMODE.COM

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transmode
100G Driving Strong Growth
Transmode is now back in a high-growth phase, and in this quarter, our sales increased by 24% to SEK 311 m, our strongest-ever quarter. A strong gross margin and continued investment in products and business development produced an adjusted operating profit of SEK 43 m, corresponding to an adjusted operating margin of 14%. In addition to the healthy earnings, we also posted a strong cash flow in the quarter.
The demand for our 100G products is very high from current and new customers, with this share now exceeding 10% of our sales. Announcements in the quarter included Liberty Global, one of Transmode’s largest customers, starting to build 100G networks in Europe using Transmode products.
We are growing in all regions, with the Americas growing fastest, by as much as 130% year on year. A high proportion of the sales increase in the Americas is sourced from existing customers, primarily for Data Center Interconnect (DCI) solutions. We also secured new customers in this region, and I continue to take a very positive view of this progress.
Sales in EMEA were up by 8%, and I’m pleased to conclude that some of our largest customers increased their investments in Transmode products in the quarter. The positive partner and service sales trend we have seen is remaining stable. Service sales represent a modest but increasing share of our business, and are making a positive contribution to gross margins.
Continued investment in product development resulted in new, innovative products in the quarter. At the yearly WDM & Next Generation Optical Networking conference in Nice Transmode launched the PT-Fabric, a next-generation modular switching solution, which takes packet transport and Ethernet switching to terabit levels in 100G based metro networks.
We have a strong first half-year behind us with healthy growth, high profitability, new customers and strong demand for our new, 100G products, and so I take a positive view of our future.
Karl Thedeen
Chief Executive Officer
About Transmode
Transmode is a global provider of packet-optical networking solutions that enable fixed line and mobile network operators to cost effectively address the capacity needs created by the rapid growth in video and data traffic. These solutions are important building blocks in next-generation high-speed optical networks that support services such as broadband backhaul, mobile data backhaul, video delivery services and cloud computing. Transmode’s solutions are designed to increase the capacity, flexibility and functionality of metro and regional networks and are based on Wavelength Division Multiplexing (WDM) and transport technologies such as Ethernet. Transmode’s Native Packet Optical 2.0 architecture gives customers key advantages such as cost efficient Ethernet services, ultra-low latency, low power consumption and future proof network design.
Transmode is headquartered in Stockholm, Sweden and is listed on the NASDAQ Stockholm Exchange (TRMO). Since 2000 the company has installed more than 50,000 systems for over 650 fixed and mobile network operators, service providers, large enterprises and public institutions in over 50 countries across the globe.
For more information about Transmode, visit www.transmode.com

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Significant Events in the Quarter
Transmode announced that Liberty Global, the world’s largest international cable TV operator, has started to build 100G networks in Europe using Transmode’s TM-Series platform.
Transmode has also started shipments to a major North American cable operator. The initial orders are for small-scale projects, but Transmode sees good potential for business with this customer in the longer term.
In addition, Transmode announced that it has delivered a new high-capacity network to Cable Color in Honduras.
At the yearly WDM & Next Generation Optical Networking conference in Nice, Transmode launched the PT-Fabric, a next-generation modular switching solution, which takes packet transport and Ethernet switching to terabit levels in 100G based metro networks
In the quarter, Transmode also announced the latest member of the EMXP lle family, the EMXP 240, which delivers very compact and energy-efficient 10G Ethernet switching for metro-edge P-OTS applications.
In the quarter, Transmode appointed Hassan Tabrizi as acting CFO. Hassan succeeds Johan Wilsby, who as previously reported, will be leaving Transmode in July.
Transmode has published its Sustainability Report for 2014, which is based on Global Reporting Initiative GRI G3.1 guidelines for level C.
Transmode’s Board of Directors unanimously decided to recommend that Transmode’s shareholders accept the public offer from Infinera announced on 9 April 2015.
The Board has also reported that it is positive to the enhanced offer providing Transmode shareholders an additional consideration alternative consisting of potentially all cash announced on 29 June 2015.
Sales
April-June 2015
Sales in the quarter were SEK 310.9 (250.0) m, an increase of 24.3% year on year. Adjusted for exchange rate fluctuations, the increase was 12.9%.
Sales in EMEA were up by 8.0%, or by 0.8% adjusted for exchange rate fluctuations. This growth is driven by sales of Data Center Interconnect (DCI) solutions and by some of our largest accounts upscaling their investments compared to the second quarter of the previous year.
Sales increased by 129.7% in the Americas (North and South America), or by 80.0% adjusted for exchange rate fluctuations. The high sales increase in the Americas is mainly driven by large-scale deliveries on several major existing accounts in the US, not least in DCI.
In APAC, which is more project dependent and thus subject to quarterly fluctuations, sales increased by 67.2% to SEK 8.9 m, or by 31.0% adjusted for exchange rate fluctuations. Our new partner initiative in the region is continuing to generate positive results.
January-June 2015
Sales in the period were SEK 600.2 (481.3) m, an increase of 24.7% year on year. Adjusted for exchange rate fluctuations, the increase was 12.0%.
Sales in EMEA were up by 13.7%, or by 5.1% adjusted for exchange rate fluctuations. This growth is driven by sales of Data Center Interconnect (DCI) solutions and some of our largest accounts showing signs of higher rates of investment than in the previous year.
Sales increased by 95.1 % in the Americas (North and South America), or by 52.1 % adjusted for exchange rate fluctuations. The high sales increase in the Americas is mainly driven by large-scale deliveries on several major existing accounts in the US.
In APAC, which is more project dependent and thus subject to quarterly fluctuations, sales increased by 36.8% to SEK 19.3 m, or by 6.5% adjusted for exchange rate fluctuations. Our new partner initiative in the region is generating positive results.
Total sales by quarter, Q1 2014 – Q2 2015
SEK m
350 300 250 200 150 100 50 0
231.3 250.0 193.0 255.7 289.3 310.9
Q1 2014 Q2 2014 Q3 2014 Q4 2014 Q1 2015 Q2 2015

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Total sales by region, January-June 2015
20% 3% 77%
EMEA
Americas
APAC
Total sales by region
Apr-Jun Jan-Jun Jan-Jun
SEK m 2015 2014 2015 2014 Change %
EMEA 230.7 213.7 462.2 406.4 13.7
Americas 71.3 31.0 118.7 60.8 95.1
APAC 8.9 5.3 19.3 14.1 36.8
Total Sales 310.9 250.0 600.2 481.3 24.7
Results of Operations
April-June 2015
Gross profit for the quarter was SEK 160.8 (123.6) m, corresponding to a gross margin of 51.7% (49.5). The increased gross margin is due to a combination of product mix and higher service sales.
Gross profit in the second quarter of the previous year would have been SEK 4.8 m higher after adjustments for exchange rate fluctuations against the SEK.
Operating expenses for the quarter, excluding other income and other operating expenses, were SEK 114.8 (98.3) m. Research and development expenses increased in the quarter, mainly explained by reduced capitalization and increased amortization. Development expenses of SEK 16.0 (21.6) m were capitalized in the period, and amortization of capitalized development expenditure was SEK 9.4 (7.4) m. The increased operating expenses are mainly due to a sharper focus on business development, product launches and negative progress of exchange rates. Transmode is maintaining cost control consistent with the previously reported cost and efficiency program, but is simultaneously continuing to invest in segments with growth potential.
Other operating expenses of SEK 10.6 (3.4) m consist of the effects of exchange rate fluctuations and transaction expenses related to Infinera’s offer to Transmode’s shareholders. Expenses related to exchange rate fluctuations consist of currency losses of SEK 2.6 (3.5) m, of which losses on currency contracts of SEK 0.9 (7.4) m and losses on balances with customers and suppliers of SEK 1.7 m (gains of 3.9). Operating profit in the quarter was charged with transaction expenses of SEK 8.0 (-) m related to Infinera’s offer to Transmode’s shareholders. In the third quarter 2015, operating profit may be charged with further significant transaction expenses related to the public offer from Infinera being accepted by Transmode’s shareholders.
Operating profit for the quarter was SEK 35.4 (21.9) m, corresponding to an operating margin of 11.3% (5.8). Adjusted operating profit excluding transaction expenses related to Infinera’s public offer to Transmode’s shareholders was SEK 43.4 (21.9) m, Corresponding to an adjusted operating margin of 13.9% (8.8).
January-June 2015
Gross profit for the first half-year 2015 was SEK 312.5 (237.2) m, corresponding to a gross margin of 52.1% (49.3). The increased gross margin is due to a combination of product mix and higher service sales. Gross profit in the corresponding period of the previous year would have been SEK 13.9 m higher after adjustments for exchange rate fluctuations against the SEK.
Operating expenses for the period, excluding other income and other operating expenses, were SEK 220.5 (190.5) m. Research and development expenses increased in the period, mainly explained by reduced capitalization and increased amortization. Development expenses of SEK 28.5 (41.3) m were capitalized in the period, and amortization of capitalized development expenditure was SEK 19.3 (14.8) m. Adjusted for the capitalization and amortization of development expenses, research and development expenses increased to SEK 105.0 (103.9) m, or by 1.1 % in year-on-year terms. The increased selling and administrative expenses are mainly due to a sharper focus on business development, product launches and negative progress of exchange rates. Transmode is maintaining cost control consistent with the previously reported cost and efficiency program, but is simultaneously continuing to invest in segments with growth potential.
Other operating expenses of SEK 9.5 (3.3) m consist of exchange rate gains on currency contracts of SEK 0.4 m (losses of 7.8) and losses on the translation of balances with customers and suppliers of SEK 1.9 m (gains of 4.6), as well as transaction expenses of SEK 8.0 (-) m related to Infinera’s offer to Transmode’s shareholders.

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Operating profit for the period was SEK 82.5 (43.4) m, corresponding to an operating margin of 13.7% (9.0). Adjusted operating profit excluding transaction expenses related to Infinera’s offer to Transmode’s shareholders, was SEK 90.5 (43.4) m, corresponding to an adjusted operating margin of 15.1% (9.0).
Operating profit and operating margin per quarter, Q1 2014 – Q2 2015
SEK m
70 60 50 40 30 20 10 0
Operating profit SEK m
Operating margin %
Per cent
20% 15% 10% 5% 0%
Q1 2014 Q2 2014 Q3 2014 Q4 2014 Q1 2015 Q2 2015
Cash Flow, Investments and Financial Position
January-June 2015
Cash flow from operating activities was SEK 124.0 (80.1) m in the period. Transmode reported an improved cash flow for the period, driven by earnings improvements in year-on-year terms and reductions in working capital in 2015.
Working capital at the end of the period was SEK 50.9 (75.8) m.
Investments in property, plant and equipment in the period were SEK 5.6 (4.3) m. Investments in intangible assets were SEK 31.3 (41.8) m, of which capitalized development expenses were SEK 28.5 (41.3) m, and software licenses for Transmode’s new products were SEK 2.8 (10.5) m.
The company paid a dividend of SEK 54.0 (180.1) m in the second quarter. In the previous year, SEK 130.2 m was an extra dividend. In the period, the company made SEK - (3.3) m of treasury share purchases in its incentive program, of which SEK - (-) m in the second quarter.
Total cash flow for the first half-year was SEK 32.8(-149.6) m.
Transmode’s cash and cash equivalents were SEK 327.1 (284.0) m at the end of June. Arranged credit facilities were SEK 12.8 (12.0) m, of which SEK 2.8(3.1) m were utilized for bank guarantees issued. As of 30 June 2015, the company had currency forward contracts on commitments to sell currency of EUR 16.2 m at an average spot rate of SEK/EUR 9.32 and GBP 4.6 m at an average spot rate of SEK/GBP 12.69. The fair value of currency forward contracts is recognized as other current assets and other current liabilities.
Fair value of derivative instruments
SEK m 30 Jun 2015 30 Jun 2014 31 Dec 2014
Other current assets 1.7 – –
Other current liabilities -1.2 -6.6 -5.0
Net asset/(liability) 0.5 -6.6 -5.0
Currency forward contracts are recognized in valuation hierarchy level 2 in accordance with IFRS 13. For other financial instruments, fair value corresponds to book value.
Equity and the Transmode Share
Consolidated equity was SEK 595.4 (558.0) m at the end of June 2015. The total number of shares was 27,788.676 as of 30 June 2015. Transmode has acquired a total of 79,440 treasury shares. There were no acquisitions in the period. This brings the total number of outstanding shares to 27,709,236.
The consolidated equity/assets ratio was 67.2% (68.4) at the end of the quarter.
Employees
Transmode had 283 (288) employees as of 30 June 2015 compared to 281 at year-end 2014. The average number of employees in the first half-year 2015 was 278 (288), or 288 for the full year 2014.
Transactions with Related Parties
There were no significant transactions with related parties in the first half-year 2015.
Risks and Uncertainty Factors
Transmode’s operations are exposed to certain risks that can affect its business, results of operations or financial position to a lesser or greater extent. Transmode has established a process for identifying risks and decision-making relating to risk management.
Transmode’s Annual Report for 2014 describes the company’s risk exposure from perspectives including market, operations, customers and finances. In Transmode’s assessment, since the presentation of the Annual Report, no additional significant risks and uncertainty factors have arisen that could be expected to affect the company. However, the macroeconomic situation has meant that the

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exchange rate against the SEK for our most important foreign currencies, GBP, USD and EUR, has been, and may remain, volatile.
Parent Company
The parent company, Transmode AB, is primarily a holding company, which holds and manages shares in subsidiaries and also sells certain group-wide services to subsidiaries. At the end of June 2015, the parent company had 14 (14) employees.
Parent company sales in the first half-year were SEK 12.3 (11.5) m, all of which relate to invoicing of services sold to subsidiaries. Operating profit/loss was SEK -12.5 (-2.7) m. Adjusted operating profit, excluding transaction expenses related to Infinera’s public offer to Transmode’s shareholders, as SEK -4.5 (-2.7) m. At the end of the reporting period, the parent company held cash and cash equivalents of SEK 25.9 (35.2) m.
Annual General Meeting
The AGM on 16 April re-elected Board members Torbjörn Nilsson, Helena Nordman-Knutson, Tom Nyman, Axel Roos, Kevin Taylor and Roland Thornton. Ian Jenks was elected. The AGM re-elected Tom Nyman as Chairman of the Board.
The AGM approved the Board of Directors’ proposal of a dividend to shareholders of SEK 1.95 per share. Monday 20 April 2015 was set as the record date for the dividend. The dividend was paid on Thursday 23 April 2015.
The AGM approved the Board of Directors’ proposal for a long-term incentive program. This program involves the creation of a long-term share savings program for all of Transmode’s some 290 employees and may involve granting a maximum of 161,200 shares.
The AGM also approved the Board of Directors’ proposal to authorize the Board to decide on purchases of treasury shares on NASDAQ Stockholm, corresponding to a maximum of 1.6% of all the shares of the company (covering all the 2013-2015 share savings programs approved by the AGM), and on the transfer of a maximum of 161,200 treasury shares to participants in the 2015 program.
Accounting Policies
This Interim Report has been prepared in accordance with IFRS (International Financial Reporting Standards) as endorsed by the EU Commission for application in the EU. This Interim Report has been prepared in accordance with IAS 34 Interim Financial
Reporting and the Swedish Annual Accounts Act. For a description of the group’s accounting policies and definitions of certain terms, please refer to the Annual Report 2014. The policies applied are essentially unchanged since the previous year.
The parent company’s financial statements have been prepared in accordance with the Swedish Annual Accounts Act and RFR 2, Accounting for Legal Entities. In most cases, this implies that the parent company applies the same IFRS/IAS as in the Consolidated Accounts, albeit subject to certain exemptions as stated in the Consolidated Accounts for 2014.
New and revised IFRSs that have become effective after 1 January 2015 have not had any effect on Transmode’s financial position and results of operations.
Significant Events after the End of the Reporting Period
Magnus Grenfeldt has taken up the position as acting Vice President of R&D, succeeding Ingrid Nordmark, who will be leaving the company.
Transmode has announced that Yahoo Japan, a leading Japanese Internet provider, has built a 10G WDM network using Transmode equipment.
Seasonality
Transmode experiences some seasonal effect on the company’s sales from quarter to quarter. In recent years, like many other companies in the telecom industry, Transmode’s sales have often tended to be lower in the first quarter and higher in the fourth quarter. However, the division of sales between quarters is primarily controlled by large customers’ purchasing patterns.
Operating expenses are also sequentially low in the third quarter, due to the majority of vacations being taken.
Outlook
Transmode’s market is driven by the underlying increase in data traffic driven by video applications, business services, cloud computing and mobile broadband. Accordingly, there is a continued substantial need for investment in equipment that increases the capacity of optical fiber networks. At present, there is nothing to suggest that these underlying drivers are weakening.

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Reporting Dates
Interim Report, July-September, 22 October 2015
Year-end Report 2015, February 2016 Invitation to Press and Analysts’ Conference Call
Transmode AB will host a conference call (in English) for investors, analysts and the media on 16 July at 9.00 a.m. CET where Karl Thedéen, CEO, and Johan Wilsby, CFO, will present and comment on Transmode’s Interim Report. To participate, call +44 20 342 814 15 alternatively the Swedish no. +46 8 566 426 66 and state “Transmode conference call” a few minutes before the scheduled start. The conference call and the presentation will also be streamed live on Transmode’s website: http://www.transmode.com/en/investors/reports/interim-reports. The presentation will also be available on the company’s website after the conference concludes.

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Financial Statements

Condensed Consolidated Income Statement

SEK m	Apr-Jun 2015	Apr-Jun 2014	Jan-Jun 2015	Jan-Jun 2014	Jul 2014-Jun 2015	Jan-Dec 2014
Sales	310.9	250.0	600.2	481.3	1,048.9	930.0
Cost of goods and services provided	-150.1	-126.4	-287.7	-244.1	-502.4	-458.8
Gross profit	**160.8**	**123.6**	**312.5**	**237.2**	**546.5**	**471.2**
Other income	0.0	0.0	0.0	0.0	0.1	0.1
Research and development expenses	-48.1	-40.0	-94.3	-76.4	-175.7	-157.8
Selling expenses	-54.8	-48.8	-103.6	-94.8	-207.9	-199.1
Administrative expenses	-11.9	-9.5	-22.6	-19.3	-42.1	-38.8
Other operating expenses	-10.6	-3.4	-9.5	-3.3	-11.2	-5.0
Operating profit	**35.4**	**21.9**	**82.5**	**43.4**	**109.7**	**70.6**
Net financial income / expenses	-0.5	2.1	0.4	4.1	3.1	6.8
Profit before tax	**34.9**	**24.0**	**82.9**	**47.5**	**112.8**	**77.4**
Taxes	-7.4	-4.9	-17.6	-9.8	-23.7	-15.9
Profit for the period	**27.5**	**19.1**	**65.3**	**37.7**	**89.1**	**61.5**
Attributable to:						
Equity holders of the parent company	27.5	19.1	65.3	37.7	89.1	61.5
Average no of shares before dilution ('000)	27,709	27,709	27,709	27,719	27,709	27,714
Basic earnings per share (SEK)	0.99	0.69	2.36	1.36	3.22	2.22
Average no of shares after dilution ('000)	27,709	27,709	27,709	27,719	27,709	27,714
Diluted earnings per share (SEK)	0.99	0.69	2.36	1.36	3.22	2.22
Operating profit above includes						
– Amortization of intangible fixed assets	-10.3	-9.0	-21.9	-17.9	-43.4	-39.4
– Depreciation of tangible fixed assets	-2.9	-2.3	-5.7	-4.5	-10.7	-9.5

Condensed Consolidated Statement of Comprehensive Income

SEK m	Apr-Jun 2015	Apr-Jun 2014	Jan-Jun 2015	Jan-Jun 2014	Jul 2014-Jun 2015	Jan-Dec 2014
Profit for the period	27.5	19.1	65.3	37.7	89.1	61.5
Other comprehensive income						
Items that can be subsequently reversed in the Income Statement						
Translation differences	-0.6	0.3	0.1	0.3	0.9	1.1
Income tax relating to components of other comprehensive income	–	–	–	–	–	–
Other comprehensive income for the period, net of tax	**-0.6**	**0.3**	**0.1**	**0.3**	**0.9**	**1.1**
Total comprehensive income for the period	**26.9**	**19.4**	**65.4**	**38.0**	**90.0**	**62.6**
Attributable to:						
Equity holders of the parent company	26.9	19.4	65.4	38.0	90.0	62.6

6

transmode
Condensed Consolidated Statement of Financial Position
30 jun 30 jun 31 Dec
SEK m 2015 2014 2014
ASSETS
Goodwill 88.4 88.4 88.4
Capitalized development expenses 134.3 114.3 125.1
Other intangible assets 6.3 7.7 6.1
Tangible fixed assets 26.7 24.5 26.8
Deferred tax asset 3.4 2.2 3.4
Other financial assets 6.2 5.5 5.9
Total non-current assets 265.3 242.6 255.7
Inventories 106.0 92.6 89.0
Accounts recivable 157.2 165.4 168.6
Other current assets 30.5 31.3 37.6
Cash and cash equivalents 327.1 284.0 294.8
Total current assets 620.8 573.3 590.0
TOTAL ASSETS 886.1 816.9 846.7
EQUITY AND LIABILITIES
Equity 595.4 558.0 583.0
Deferred tax liability 42.5 39.2 40.7
Provisions 5.5 5.1 5.1
Total long-term liabilities 48.0 44.3 45.8
Accounts payable 126.8 102.7 96.9
Provisions 6.5 13.6 11.6
Other current liabilities 109.4 97.3 108.4
Total current liabilities 242.7 213.6 216.9
TOTAL EQUITY AND LIABILITIES 886.1 815.9 845.7

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Condensed Consolidated Statement of Cash Flows
Apr-Jun Jan-Jun Jul 2014- Jan-Dec
SEK m 2015 2014 2015 2014 Jun 2015 2014
Profit after financial items 34.9 24.0 82.9 47.5 112.8 77.4
Non-cash items 11.7 10.5 30.7 18.5 62.4 50.2
Income tax paid -6.3 -6.3 -10.5 -12.6 -9.7 -11.8
Cash flow from operating activities before changes in 40.3 28.2 103.1 53.4 165.5 115.8 working capital
Changes in working capital 40.6 50.3 20.9 26.7 5.9 11.7
Cash flow from operating activities 80.9 78.5 124.0 80.1 171.4 127.6
Acquisitions of intangible and tangible assets -18.5 -25.5 -36.9 -46.1 -74.9 -84.1
Change in other financial assets -0.3 -0.1 -0.3 -0.2 -0.7 -0.6
Cash flow from investing activities -18.8 -25.6 -37.2 -46.3 -75.6 -84.7
Purchases of treasury shares — — — -3.3 — -3.3
Dividend to equity holders of the parent -54.0 -180.1 -54.0 -180.1 -54.0 -180.1
Cash flow from financing activities -54.0 -180.1 -54.0 -183.4 -54.0 -183.4
Increase / decrease in cash and cash equivalents 8.1 -127.2 32.8 -149.6 41.8 -140.6
Cash and cash equivalents at the beginning of the period 319.5 410.1 294.8 431.5 284.0 431.5
Exchange rate differences in cash and cash equivalents -0.5 1.1 -0.5 2.1 1.3 3.9
Cash and cash equivalents at the end of the period 327.1 284.0 327.1 284.0 327.1 294.8
Condensed Statement of Changes in Equity
Apr-Jun Jan-Jun Jul 2014- Jan-Dec
SEK m 2015 2014 2015 2014 Jun 2015 2014
Opening balance 622.0 718.2 583.0 702.4 558.0 702.4
Total comprehensive income for the period 26.9 19.4 65.4 38.0 90.0 62.6
Share-based payment 0.5 0.5 1.0 1.0 1.4 1.4
Purchases of treasury shares — — — -3.3 — -3.3
Dividend to equity holders of the parent -54.0 -180.1 -54.0 -180.1 -54.0 -180.1
Closing balance 595.4 568.0 595.4 558.0 595.4 583.0

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Key ratios
Apr-Jun Jan-Jun Jul 2014- Jan-Dec
SEK m / % 2015 2014 2015 2014 Jun 2015 2014
Sales by region (SEK m):
EMEA 230.7 213.7 462.2 406.4 816.8 761.0
Americas 71.3 31.0 118.7 60.8 192.9 135.0
APAC 8.9 5.3 19.3 14.1 39.2 34.0
Total Sales 310.9 250.0 600.2 481.3 1,048.9 930.0
Gross profit (SEK m) 100.8 123.6 312.5 237.2 546.5 471.2
Operating profit (SEK m) 35.4 21.9 82.5 43.4 109.7 70.6
Adjusted operating profit (SEK m)1 43.4 21.9 82.5 43.4 109.7 70.6
Profit for the period (SEK m) 27.5 19.1 65.3 37.7 89.1 61.5
Working capital (SEK m) 50.9 75.8 50.9 75.8 50.9 78.2
Net cash (SEK m) 327.2 284.5 327.2 284.5 327.2 295.3
Cash flow from operating activities (SEK m) 80.9 78.5 124.0 80.1 171.4 127.5
Sales, change in (%) 24.3 -14.8 24.7 -9.8 7.4 -9.6
Gross margin (%) 51.7 49.5 52.1 49.3 52.1 50.7
Operating margin (%) 11.3 8.8 13.7 9.0 10.4 7.6
Adjusted operating margin (%)1 13.9 8.8 15.1 9.0 11.2 7.6
Profit margin (%) 8.8 7.6 10.9 7.8 8.5 6.6
Working capital/sales (%) 7.2 11.5 7.2 11.5 7.2 9.7
Equity/ssets ratio (%) 67.2 68.4 67.2 68.4 67.2 68.9
No of shares at end of period (’000) 27,789 27,789 27,789 27,789 27,789 27,789
No of outstanding shares at end of period (‘000) 27,709 27,709 27,709 27,709 27,709 27,709
1 In April-June, operating profit was charged with transaction expenses of SEK 8.0 (-) m related to Infinera’s public offer to Transmode’s shareholders. These expenses have been excluded from adjusted operating profit.
For definitions of key ratios, please refer to the Annual Report for 2014, which is available at the company’s website: www.transmode.com.

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transmode
Condensed Parent Company Income Statement
Apr-Jun Jan-Jun Jul 2014- Jan-Dec
SEK m 2015 2014 2015 2014 Jun 2015 2014
Sales 6.8 5.6 12.3 11.5 22.8 22.0
Administrative expenses -9.3 -7.0 -16.7 -14.2 -30.8 -28.3
Other operating income and expenses -8.1 0.0 -8.1 0.0 -8.1 0.0
Operating profit/loss -10.6 -1.4 -12.5 -2.7 -16.1 -6.3
Net financial income / expenses 0.5 0.8 1.1 2.0 58.1 59.0
Profit/loss after financial expenses -10.1 -0.6 -11.4 -0.7 42.0 52.7
2.2 0.2 2.5 0.2 1.6 -0.7
Profit/loss for the period -7.9 -0.4 -8.9 -0.5 43.6 52.0
Condensed Parent Company Balance Sheet
SEK m 30 jun 2015 30 jun 2014 31 Dec 2014
Assets
Financial fixed assets 470.6 468.6 469.3
Total non-current assets 470.6 468.6 469.3
Other current assets 16.5 12.5 68.5
Cash and cash equivalents 25.9 35.2 34.4
Total current assets 42.4 47.7 102.9
Total assets 513.0 516.3 572.2
Equity and liabilities
Equity 498.1 507.0 559.9
Provisions 2.6 1.7 2.0
Other current liabilities 12.3 7.6 10.3
Total current liabilities 12.3 7.6 10.3
Total liabilities and equity 513.0 516.3 572.2
Pledged assets None None None
Contingent liabilities None None None

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transmode
The Board of Directors and CEO hereby certify that this Interim Report gives a true and fair view of the group’s operations, sales, results of operations and financial position. The information presented corresponds to fact and no material omissions have been made that could affect the presentation of the group and parent company in the accounts.
Stockholm, Sweden, 15 July 2015
Tom Nyman Ian Jenks
Chairman of the Board Board member
Torbjörn Nilsson Helena Nordman-Knutson
Board member Board member
Axel Roos Kevin Taylor
Board member Board member
Roland R. Thornton Karl Thedéen
Board member Chief Executive Officer
This Report has been subject to a summary review by the company’s auditors.
This information is mandatory for Transmode AB (publ) to publish pursuant to the Swedish Securities Markets Act and/or the Swedish Financial Instruments Trading Act. The information was submitted for publication at 8.00 a.m. on Thursday 16 July 2015.
This is a translation of the Swedish original. In case of any inconsistency between the Swedish and English version, the Swedish version shall prevail.
For more information please contact
Hassan Tabrizi
Acting Chief Financial Officer
Transmode AB
+46 (0)70 543 3825
hassan.tabrizi@transmode.com

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transmode
Report of Review of Interim Financial Information
Introduction
We have reviewed the condensed interim financial information (interim report) of Transmode AB as of 30 June 2015 and the six-month period then ended. The board of directors and the CEO are responsible for the preparation and presentation of the interim financial information in accordance with IAS 34 and the Swedish Annual Accounts Act. Our responsibility is to express a conclusion on this interim report based on our review.
Scope of Review
We conducted our review in accordance with the International Standard on Review Engagements ISRE 2410, Review of Interim Report Performed by the Independent Auditor of the Entity. A review consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing, ISA, and other generally accepted auditing standards in Sweden. The procedures performed in a review do not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.
Conclusion
Based on our review, nothing has come to our attention that causes us to believe that the interim report is not prepared, in all material respects, in accordance with IAS 34 and the Swedish Annual Accounts Act, regarding the Group, and with the Swedish Annual Accounts Act, regarding the Parent Company.
Stockholm, 15 July 2015
Pricewaterhouse Coopers AB
Johan Engstam
Authorized Public Accountant

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Addresses

Infinera	Transmode

Infinera Corporation	Transmode AB
140 Caspian Court	PO Box 42114
Sunnyvale, CA 94089	SE-12614 Stockholm
USA	Sweden

Telephone number: +1 (408) 572-5200	Telephone number: +46 8 410 88 000

Financial advisors	Financial advisors

Morgan Stanley & Co. LLC	Lazard AB
1585 Broadway	SE-114 36 Stockholm
New York, New York 10036	Sweden
USA

Legal advisors	Legal advisors

Mannheimer Swartling Advokatbyrå	Hannes Snellman Attorneys Ltd
PO Box 1711	PO Box 7801
SE-111 87 Stockholm	SE-103 96 Stockholm
Sweden	Sweden

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
USA

Auditor	Auditor

Ernst & Young LLP	PricewaterhouseCoopers AB
303 S Almaden Blvd	SE-113 97 Stockholm
San Jose, CA 95110	Sweden
USA

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